Free Writing Prospectus dated December 12, 2006
Filed pursuant to Rule 433
Registration Statement Nos. 333-129763 and 333-129763-01
Terms for Issuance
December 12, 2006
Principal Life Income Fundings Trust 27
Secured Medium Term Notes
Due October 20, 2008

Issuer	Principal Life Income Fundings Trust 27

Note Type	Secured Medium-Term Notes

Ratings	Aa2/AA/AA

CUSIP	74254PPR7

USD Amount	$250,000,000

Trade Date	December 12, 2006

Settlement Date	December 19, 2006 (T+5)

Maturity Date	October 20, 2008

Coupon	3 Month USD-LIBOR Telerate — 0.0475%

Coupon Pay Dates	April 20th, 2007 (1st Coupon Date), then quarterly on the 20th of July, October, January, and April, or the next available business day

Coupon Determination Date	Two New York and London business days preceding the settlement date and each applicable coupon reset date

Day Count Basis	Actual/360

Issue Price	100.00%

Price to Issuer	100.00%

Issuer Proceeds	$250,000,000

Minimum Denominations	$1,000 and integral multiples of $1,000 in excess thereof

Underwriter	Wachovia Capital Markets, LLC
Principal Life Insurance Company (“PLIC”), as statutory issuer and depositor, and Principal Financial Group, Inc. (“PFG”) have filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents PLIC and PFG have filed with the SEC for more complete information about PLIC and PFG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Wachovia Securities will arrange to send you the prospectus and prospectus supplement if you request it by calling Wachovia toll-free at 1-866-289-1262